Exhibit 99.1

Monster Worldwide Statement Regarding Stock Option Grant Practices

New York, June 12, 2006 — Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of Monster, the leading global online careers and recruitment resource, today announced that a committee of independent directors of the Company has been conducting an internal review and analysis of all stock option grants previously issued by the Company. The committee of independent directors has retained independent outside legal counsel to assist in this matter.

Monster Worldwide’s broad-based stock option incentive plan was used as an effective tool to facilitate its growth. The option grants were used to attract and retain employees, to recognize individual performance and in conjunction with strategic acquisitions.  Monster Worldwide sought to distribute option awards broadly throughout the organization. Of the options granted by Monster Worldwide or predecessor companies whose options converted into Monster Worldwide options upon acquisition, more than 70 percent were issued to individuals other than insiders.  Monster Worldwide noted that consistent with developments in executive compensation, in 2006 the Company commenced providing performance-based incentives to senior leadership through a restricted stock unit program rather than through stock options.

About Monster Worldwide
Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers and recruitment resource. The Company also owns TMP Worldwide, one of the largest Recruitment Advertising agencies in North America. Headquartered in New York with approximately 4,300 employees in 25 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index and the NASDAQ 100. More information about Monster Worldwide is available at www.monsterworldwide.com.

Special Note:  Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts
Investors and Media:
Monster Worldwide:            Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com
Weber Shandwick:               Peter Duda, (212) 445-8213, pduda@webershandwick.com